Exhibit 99.1

News Release		For Immediate Release

Contact:	Jeff Laudin	June 7, 2011
Phone:	402-963-1158
Fax:	402-963-1198

Valmont Industries, Inc. Announces Sale of an Additional $150 Million of 6.625% Senior Notes Due 2020

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, announced the public offering of an additional $150 million principal amount of its 6.625% senior notes due 2020.  The senior notes were priced to yield 5.215% at a spread of 220 basis points over the comparable U.S. Treasury bonds.  The Company previously issued $300 million in principal amount of 6.625% senior notes due 2020, and the notes that priced will become part of the same series as the previously issued notes.

The Company will pay interest on the notes semi-annually on April 20 and October 20 of each year, beginning on October 20, 2011.  The notes will be fully and unconditionally guaranteed by the same Company subsidiaries that guarantee its revolving credit facility. The net proceeds will be used to finance the redemption of the Company’s outstanding  6 7/8% senior subordinated notes due May 2014 which the Company has elected to redeem on June 16, 2011.

The offering is expected to close on June 13, 2011, subject to customary closing conditions. Upon the consummation of this offering, the aggregate outstanding principal amount of the Company’s 6.625% senior notes due 2020 will be $450 million.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful

Valmont Industries, Inc. • One Valmont Plaza • Omaha, Nebraska 68154-5215  U.S.A.

prior to registration or qualification under the securities laws of any such state or jurisdiction.

BofA Merrill Lynch is the sole book running manager of the offering.

-more-

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont’s reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statement. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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